FORM 3

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

                                                                                                             OMB APPROVAL
                                                                                                  OMB Number:              3235-0104
                                                                                                  Expires:            April 30, 1997
                                                                                                  Estimated average burden
                                                                                                  hours per response  . . . . .  0.5



------------------------------------------------------------------------------------------------------------------------------------
1.  Name and Address of          2. Date of Event Re-       4. Issuer Name and Ticker or Trading Symbol
    Reporting Person                quiring Statement
                                    (Month/Day/Year)                   Name: AutoBond Acceptance Corporation
                                                                       Trading Symbol:  "ABND"
Katz        Adrian                     11/7/96
------------------------------------------------------------------------------------------------------------------------------------
(Last)     (First)    (Middle)   3. IRS or Social Security  5. Relationship of Reporting Person    6. If Amendment, Date of Original
                                    Number of Reporting        to Issuer                               (Month/Day/Year)
                                    Person (Voluntary)                    (Check all applicable)
301 Congress Avenue                                            XX Director          ____10% Owner
---------------------------------                              --
                 (Street)                                      XX Officer (give     ____Other (specify
                                                               --      title below)              below)
Austin             Texas     78701                             Vice Chairman and Chief Operating Officer
------------------------------------------------------------------------------------------------------------------------------------
  (City)           (State)   (Zip)                          TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                    2. Amount of Securities    3. Ownership Form:     4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                              Beneficially Owned         Direct (D)             (Instr. 5)
                                           (Instr. 4)                 or Indirect (I)
                                                                      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                            568,750                    Direct
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                (Print or Type Responses)                            SEC 1473 (8-92)

        TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security    2. Date Exercisable     3. Title and Amount of      4. Conversion    5. Ownership   6. Nature of
   (Instr. 4)                         and Expiration Date     Securities Underlying       or Exercise      Form of        Indirect
                                      (Month/Day/Year)        Derivative Security         Price of         Derivative     Beneficial
                                                              (Instr. 4)                  Derivative       Security       Ownership
                                                                                          Security         Direct (D)     (Instr. 5)
                                   ---------------------------------------------------                     or Indirect
                                   Date Exer-  Expiration      Title        Amount or                      (I)
                                   cisable     Date                         Number of                      (Instr. 5)
                                                                            Shares


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:



                                                                         By:          /s/ Adrian Katz                    11/7/96
                                                                            -------------------------------------   ---------------
                                                                                **Signature of Reporting Person            Date

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Nore: File three copies of this Form, one of which must be manually                                                           Page 2
      signed. If space provided is insufficient, See Instruction 6                                                   SEC 1473 (8-92)
      for procedure.